UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FULL HOUSE RESORTS, INC.
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April 23, 2020

Dear Fellow Shareholders:

At the moment, the coronavirus pandemic easily overshadows everything else in our Company and our country. As with almost all casino companies, our operations are closed in order to slow the spread of the novel coronavirus (COVID-19). As a result of our closures, we’ve been forced to lay off 98% of our team members, which has been painful for everyone at our Company. The remaining core employees are standing by, maintaining our properties, and preparing for the day that we can reopen.

Like all casino stocks and the stock market in general, our stock price has been pummeled. Investors are understandably focused on survivability, rather than past results or future prospects. The shift in focus happened fast, as the scale of the pandemic and its disruption became obvious.

We have shrunk our payroll significantly and many variable costs are not incurred while operations are closed. Yet, our debts remain outstanding and continue to accrue interest during the pandemic period. Other expenses, like real estate taxes, insurance, utility costs, and many of our leases, continue to cost money, even while operations are closed. The debt covenants of many companies, including ours, did not anticipate an extended period where all operations would be closed. Accordingly, some companies will need to seek relief from lenders for covenant breaches and there is no certainty that such relief will be given. There are several unprecedented Federal and State relief programs in process. We may very well qualify for some of those programs, but the specific rules are still evolving and, as a result, we cannot assure you that we will be able to qualify for any of these programs.

We intend to be a survivor. We believe that we have excellent relationships with our lenders. They recently agreed to waive the relevant March 31 covenants in our loan agreements in recognition of the circumstances. We expect to have that agreement executed imminently. We had roughly $21.4 million in cash or equivalents as of last week and we estimate our “burn rate” of minimal expenses with operations closed is in the neighborhood of $3 million per month, including debt service. We are also significantly diversifying our income with the introduction of mobile sports betting in Indiana and Colorado, which should be a significant income source apart from our brick-and-mortar casinos.

Under these challenging circumstances, we have reasons for optimism.

As I write this, respected public health officials are now saying that the pandemic in the U.S. may be nearing its peak.  Sadly, an unknown number of people will probably lose their lives before it is over.  However, the total death toll seems likely to be less than was once feared.  These forecasts differ by model and by region, but many of these models have life returning to normal, or at least some semblance of a new “normal,” by the end of the second quarter. There will still be uncertainties — for example, the state of the economy and the amount of mobility that will be permitted — but the trend appears that it will be toward normality.

The “new normal” will be familiar to us, but different. For example, the custom of shaking hands may never be the same. It stems from medieval times, where one showed that there was not a weapon held in the right hand. Today, we are all aware that each hand might harbor hidden viruses and it is better for all concerned if the two hands do not touch. Ultimately, nice smiles and a nod suffice as a safer and more considerate greeting. The Japanese are ahead of us on this; they traditionally bow politely rather than shake hands.

“Social distancing” has become a part of our lexicon. We wash our hands more often and are more careful to use soap. We might be more likely to stay home when sick, or to wear masks when we have a common cold so as not to spread our germs. Food workers, in particular, are paying more attention to wearing gloves and other good sanitary practices — practices introduced decades ago in hospitals and dental practices. It’s sad that we’ve been forced to adapt these practices because of a deadly new virus, but the practices themselves are good. They should ultimately reduce the spread of many diseases, helping us all to remain healthy.

We intend for our Company to survive and rebound in the “new normal.”  Most of our revenues stem from slot machines. It is relatively easy to employ social distancing in a sea of slot machines. Rarely are our slot floors at greater than 50% occupancy; we’ve always chosen to have enough slot machines so that our customers can find the games and denominations that they desire, even on busy evenings. A married couple might choose to sit together, but it is relatively easy for that couple, or an individual, to find slot machines where there are adjoining empty seats.

We are planning measures that will help. We intend to use infrared devices to attempt to stop individuals with fevers, both customers and employees, from entering our casinos.  We will allow customers to block adjoining machines to ensure social distancing. We will provide gloves, masks and hand sanitizer for those who want them. We will continuously wipe and disinfect our slot machines, paying particular attention to high-touch surfaces including buttons and screens. We intend to rapidly implement any new technology that comes along that can help make our customers less susceptible to the spread of the disease.

In some of our restaurants, we are removing seats where appropriate to increase the distance between tables. In other restaurants, we are installing dividers between tables. At our buffets, we will have properly-trained and protected employees plate the food, rather than have many different customers handle the same serving utensils.  We will offer disposable menus in every restaurant and we will not have condiments and other typically-shared items on the tables.  We are planning alternatives for our customers where the food is delivered from the kitchen in a sealed fashion.

We believe there will be some necessary changes in the way that we operate for at least some period of time after we reopen. It is complicated to ensure social distancing at a traditional table game, for example. We plan to offer “stadium gaming” at some of our properties as an alternative, where customers are playing blackjack, craps or roulette at podium devices spaced an appropriate distance apart. It provides a table games-like experience while ensuring social distancing.

We anticipate that, at least in some markets and for some period of time, valet parking might be less popular, as customers may not want someone else’s hands on their car’s steering wheel or dashboard. In lieu of valet parking, we have acquired golf cart-type vehicles that can offer customers a ride from self-park areas to the front door.

We intend to be careful in our handling of money, to protect both customers and employees. A virus can survive for some period of time on a coin, a chip, or a dollar bill. A “ticket in-ticket out” (TITO) ticket is much less likely to be handled by multiple people. There are also many systems that securely handle transactions digitally, ranging from “Apple Pay” or similar at our cash registers to working with regulators to allow credits to be transferred digitally from slot machine to slot machine, or even to be used to buy meals or other services.  The technology exists, and we already have much of it installed, to have a cashless casino hotel, which could happen if the regulations are revised appropriately.

We’ve always been fastidious at cleaning our guest rooms, but now intend to do so with even better training and attention. We intend to pre-register a greater proportion of our guests to reduce interactions at the front desk, providing both better service and improved social distancing.

Of course, it may be some time before we can again sponsor concerts and other group events. We look forward to that day, but it may be at least several months away.

Amongst the side effects of the pandemic is an uncertain economy. Unemployment has soared and the ramifications of a widespread shutdown may stretch for many months. On the other hand, the government stimulus programs are also unprecedented in both breadth and scope. When we are allowed to reopen, we intend to do so cautiously, anticipating that it might take some time for business activity to recover. However, we also will be prepared to expand our operations if and when activity warrants.

We are fortunate in that, while small, we are diverse and operate primarily in the regional gaming business. Our customers are local. Almost no one flies to visit our casinos; our customers drive to us from their homes that are generally less than an hour away. Decisions are typically made to visit us one or two days ahead of time, versus visits to destination resorts that are often booked months in advance. We have almost no meeting and convention business, something we sometimes rue, as it can be profitable. Today we are happy that we don’t rely upon it. In our opinion, it may take many months and perhaps years for the meeting and convention business to recover from this pandemic.

We have not experienced a crisis exactly like this before. However, when we’ve been forced to close by hurricanes, flooding rivers, snowstorms and forest fires, our business has generally rebounded quickly when the crisis passed. Even after 9/11, when all air service was halted, regional gaming generally fared better than destination gaming. The same has also been true in recessions. We offer a comparatively inexpensive gaming experience, one that is often still affordable in recessionary times.

Sports Betting

Our business was in the process of diversifying when the pandemic hit. Sports betting has been offered for many years within Nevada. Our casino at Lake Tahoe has a small outsourced sportsbook and customers in Fallon can place sports bets at a kiosk within the casino. Mississippi approved sports betting within the casino in 2018 and our sports desk in the Silver Slipper opened in September of that year. That sportsbook directly contributed almost a million dollars to our Adjusted Property EBITDA in 2019, while also attracting incremental business to our casino.

In two of the states where we operate, Indiana and Colorado, sports betting was legalized during 2019, in both cases tied to physical casinos operating in the state. Customers can make bets within the casino, as in Mississippi and Nevada, but also over the internet. Online sports betting has been legal for a few years in New Jersey and has proven to be a large and reliable revenue stream. Because of our small size and limited geographic reach, we have chosen to participate in sports betting with companies that specialize in this field.

We have a total of six contracts with three companies introducing mobile sports betting in Indiana and Colorado. Those companies are Churchill Downs, Wynn Interactive, and a well-established, private European company named Smarkets.  Even though professional sports activities are largely temporarily limited, those companies continue to work towards receiving the appropriate gaming licensees, including having their websites and gaming applications tested and approved. One of those licensees began operations in Indiana on December 30, 2019. The Colorado regulators intend to begin allowing sports betting within a few weeks and we expect all six of our contracts between the two states to be up and running during 2020.

Each of those six contracts is unique, but they all have certain common attributes. We receive a percentage of the net gaming revenues. We share in the revenues even of patrons who have never visited our casinos. We were paid a total of $6 million, termed “market access fees,” after the signing of the six contracts. While those fees are non-refundable and qualify as income, GAAP requires us to capitalize that income and bring it onto the income statement over the initial ten-year lives of the contracts.  There is also a guaranteed minimum annual fee in each contract and the fee begins accruing with the acceptance of the first bet. The sum of the minimum guarantees is $7 million per year. As noted, the contracts have ten-year terms, with each of our partners having renewal rights for two additional five-year terms. If any one of the six contracts results in a percentage of revenues exceeding the minimum guarantee, then our mobile sports betting revenues should exceed $7 million per year. We have very few expenses related to this new revenue source, and we should not incur anything resembling the maintenance capital expenditures of the traditional casino business. We expect this business to materially increase our cash flows from operations.

Recognize that mobile sports betting can be very profitable. There is no investment in brick-and-mortar. It doesn’t require a large number of employees. The software developed for one jurisdiction will usually suffice in most jurisdictions. The gaming taxes are generally variable. Much of the investment is in customer acquisition, which involves advertising (largely online) and incentives and promotions that may be offered. The betting activity usually involves public sporting events and the sports betting operations generally do not have to fund such events.

It also involves a clientele that is largely different from the clientele of our casinos. Hence, we view it as complementary rather than competitive with our core business.

We chose to participate in sports betting with others, rather than develop this business alone. We did not have the in-house expertise, although presumably it could be hired or sub-contracted. More importantly, in sports betting, there are sometimes large sums bet on one statistical event, resulting in potential risk for the casino operator. Our casinos and their soon-to-be operable mobile sports operations in Colorado and Indiana have effectively four “home” NFL teams — the Denver Broncos, the Indianapolis Colts, and the close-to-Indiana Chicago Bears and Cincinnati Bengals. The single biggest betting event of the year is typically the Super Bowl. If any of these four teams is in the Super Bowl and playing against any of the other 28 teams that are not in our market area, we might have an unbalanced book.

We experienced some of this first-hand recently at our sports betting desk at the Silver Slipper. At that property, we do carry some risk, operating in partnership with a well-established sportsbook operator. This past January, the football team from Louisiana State University (LSU), in nearby Baton Rouge, won the NCAA National Championship. Although we ordinarily love to root for the local team, we lost almost $300,000 at our sportsbook that day on that one game. That sportsbook is quite small compared to the bets that might be taken online in a more populous region, such as Indiana and Colorado. The experience, however, endorsed our earlier decision to participate in the mobile sports betting business in a more risk-averse way.

We feel differently about the broader online gaming business. This is where customers can play their favorite table games and slot machines on the internet, potentially winning or losing on the game. New Jersey launched online gaming in 2013 and it has grown into a significant business.  Today, it is still double the size of the state’s online sports betting, which launched in 2018. It does not seem to have had a negative impact on the revenues of the brick-and-mortar casinos in Atlantic City.  Delaware, Pennsylvania, West Virginia and Michigan have recently legalized online gaming, and we believe that other states will eventually follow. The technology behind online gaming is simpler than sports betting and is readily available. The risk to the house is really no different from the gaming risks that we incur every day, wherein there are a large number of individual statistical events and the outcome is highly predictable. If and when online gaming may become legalized in the jurisdictions in which we operate, we may choose to offer it directly to our existing and potential clientele.

2019 Results

While this is only April, the past calendar year seems to have ended a long time ago. Results from that year may be only partially indicative of what we might achieve as we reopen.

There were positives and negatives in the year.

On the positive side, our most important property — the Silver Slipper in Hancock County, Mississippi, near New Orleans — had a record year, with $73.2 million of revenue. Adjusted Property EBITDA of $13.2 million was 8.5% above that earned in 2018.  This was its most profitable year since it opened in 2006. Over the past five years, we added a hotel, a swimming pool and beach club, and an oyster bar. We recently refurbished the casino, the porte cochere, and the buffet and upgraded the slot machine player system. Largely as a result of those improvements, Adjusted Property EBITDA has increased 75% from what the property achieved in 2014.

We had some challenges at Rising Star, in Rising Sun, Indiana. We faced some new competition, with a new casino in nearby Louisville, Kentucky, and significant enhancements at other regional competitors. During several key months in the spring and summer, the main highway leading to the property was being repaved, making it significantly easier to visit competing casinos.

The ferry service that we introduced in mid-2018 helped offset some of that disruption.  We temporarily waived the fees to build ferry ridership and offset the highway construction, but still incurred the significant costs to operate the ferry. We started charging again for the ferry in early March, except for casino customers, and intend to continue with this policy when we are allowed to reopen.

Beginning in August, we attempted a different marketing approach, with some broad-based efforts targeting a somewhat different clientele. Frankly, it didn’t work. The increase in marketing costs did not result in a commensurate increase in revenues. We changed course and invested in a new slot system, replacing a system that was some 20 years old. The new system offers a much better customer experience, but also provides us with much better customer information, allowing us to target our marketing more effectively. We then had difficulties with the installation of that system. During the installation, we were required to effectively do a factory reset of every slot machine. We had not foreseen that the rebooting process would result in the failure of many of our machines. At one point in November, half of our slot machines were out of service. We installed the same system in the same timeframe in Cripple Creek, Colorado, where different regulations did not require a reboot of each machine, and the installation was completed quickly with minimal disruption.

We were overcoming these challenges in the first part of 2020, but then the pandemic forced us to shut down.  We’ve used the shut-down period since mid-March as an opportunity to revisit our staffing requirements and our players’ club program at Rising Star. We intend to introduce a new, revised players’ club when we reopen.

At Bronco Billy’s, in Colorado, we have been preparing to build a four-star hotel attached to our casino. This is an underserved market, where casino revenues per capita are much lower than in comparable markets. While there are plenty of slot machines in Cripple Creek, in our opinion, there are not enough hotel rooms. Furthermore, the quality of the hotel rooms is not high. That is an opportunity.

In the past two years, we assembled quite a bit of land and received city approval to close two public rights-of-way. The planned hotel would replace much of the surface parking used today by customers of Bronco Billy’s.  Hence, Phase One required the construction of a parking garage prior to the construction of the new hotel. We raised the money, through debt and the issuance of some equity, earmarked to build the garage. We began construction, relocating several utilities, gas lines and storm sewers in this historic town and demolishing several buildings. We were flattening the site and beginning the installation of the foundations for the garage when the pandemic hit. We temporarily stopped construction of the garage to ensure that the Company would have the resources to fund the minimal required expenditures during a potentially protracted shutdown. Because no one can be sure how long we might be closed, or how quickly our business might rebound after reopening, we thought it prudent to conserve our resources.

It is also possible that the financial market for casinos will remain difficult for an extended period. We have not yet raised the funding for the hotel, which is the larger, second phase of the project. There is little impetus for us to complete the garage today and then have to wait for an extended period of time for the financial markets to stabilize to where we can fund the hotel on terms that are favorable to shareholders. We also have to weigh construction of that hotel against other alternatives that we might have. We continue to believe that the hotel in Cripple Creek would achieve a high return on investment, but these are very uncertain times, fraught with both risks and opportunities. At the moment, we are on the sidelines, monitoring the pandemic, the economy, the financial markets and our other opportunities.

Meanwhile, we attempted something small in Cripple Creek that wasn’t successful. As we assembled land for the larger project, we ended up leasing, with a right to buy, a building at the corner of Bennett Avenue (the “Las Vegas Strip of Cripple Creek”) and Third Street. That building, while built to resemble the surrounding buildings built in the late 1800s, was actually built in the 1990s and operated for several years as a casino. It failed, due largely to the overhead costs of a small casino and its lack of parking, despite being on one of the town’s most important corners. We received regulatory approval to operate it as an adjunct of Bronco Billy’s, sharing its overhead, although it is not physically attached to our main casino. In November 2018, we reopened it with a Christmas theme, which is something we’ve used successfully on a seasonal basis at Rising Star.

In effect, it proved our original thesis that Cripple Creek has too many slot machines and not enough hotel rooms. Our overall revenues rose, but that was not sufficient to offset the operating costs and rent at the satellite casino. It almost single-handedly resulted in the decline in our Cripple Creek Adjusted Property EBITDA from $4.8 million in 2017 to $3.0 in 2019. It was not large enough or special enough to move the needle on the numbers of people coming to Cripple Creek, or on how long they stayed and what they spent during their stay.

We closed the Christmas Casino in March, coincidentally only a few hours before we were forced to close all of our Colorado operations. We plan to reopen Bronco Billy’s without the Christmas Casino, hopefully consolidating its revenues back into the one property and materially saving on our expenses. Our lease and purchase option for that building have approximately 16 months to go, not including our potential renewal options. We will reexamine what to do with the property after we have reopened and had several months to reestablish operations.

In Northern Nevada, our operations consist of the Grand Lodge and Stockman’s casinos. Combined, operating results were modestly below the prior year. At Grand Lodge, a lower table games hold percentage affected results. Results at Stockman’s reflect a temporary decrease in activity at the nearby Fallon Naval Air Station. That air base continues to expand, which should benefit our operations in the longer-term.

The current situation is challenging. Yet, we believe that we have the resources to withstand a temporary closure, even if it is a few months in duration. Our small group of core people is still here, working hard and deferring one-third of our pay, hoping to reopen better and stronger than we were previously.

Especially in these difficult times, I thank everyone for your support and understanding. We will continue to do the best we can to be proper stewards of your invested capital.

/s/ Daniel R. Lee

Daniel R. Lee

President and Chief Executive Officer

Note: This letter supplants the glossy annual reports that are still prepared by some companies; such a report would not be economical for our small company. For a full description of our financial results, please see our annual report on Form 10-K that was filed with the Securities and Exchange Commission and that is available on our website, at www.fullhouseresorts.com.

This letter and the accompanying Notice and proxy statement contain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this letter include, but are not limited to, the statements regarding our expectation to qualify for federal and state relief programs in response to COVID-19; our intention to survive the pandemic and rebound; our intentions to make changes to our casino and hotel operations and to implement adaptive measures as a result of COVID-19, including, but not limited to, employing social distancing measures, wiping and disinfecting surfaces, changes in food service, and implementing gaming alternatives such as “stadium gaming”; our expectations regarding changes in certain aspects of our operations, including valet parking, handling of financial transactions, cleaning of guest rooms and pre-registrations; expectations regarding resumption of concerts and group events; our intention to exercise caution upon reopening; our anticipation that it may take time for business to recover and our ability to expand when needed; our expectations regarding our new sports betting operations, including timing for launch of such operations and the anticipated impact on our cash flows; our intention to introduce a new player’s club and to waive ferryboat fees for casino customers when reopened at Rising Star; our belief that the hotel in Cripple Creek would achieve a high return on investment; and our belief that we have the resources to withstand a temporary closure of our casinos. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House, including our ability to qualify for and successfully access federal and state relief in connection with COVID-19; our ability to successfully implement our sports betting operations in the anticipated time frame and to accurately forecast its impact on our cash flows; risks related to entering into sports betting operations (including our ability to establish and maintain relationships with key partners or vendors, the ability and/or willingness of our partners to sustain sports betting operations should they experience an extended period of unprofitability, and the ability to replace existing partners or vendors on similar terms as our existing revenue guarantees); delays in timing for Colorado regulators to begin allowing sports betting; the ability of the sports betting companies to obtain appropriate gaming licenses and obtain and maintain the necessary approvals (including in Colorado, Indiana, Nevada and Mississippi); changes in our business strategies; the ability to amend our debt covenants on reasonable terms, if at all; disruptions in our operations (including construction projects) and loss of revenue due to the coronavirus outbreak; general macroeconomic conditions; actions by government officials at the federal, state or local level with respect to steps to be taken, including, without limitation, temporary or extended shutdowns, social distancing and shelter-in place orders, in connection with the coronavirus outbreak; our ability to effectively manage and control expenses during temporary or extended shutdown periods; the impact of temporary or extended shutdowns on our ability to maintain compliance with the terms and conditions of our debt instruments and other material contracts; our ability to maintain strong relationships with regulators, employees, lenders, suppliers, customers, insurance carriers, and other stakeholders; and the impact of any uninsured losses.  Information concerning potential risk factors that could affect our financial condition and results of operations is included in the reports we file with the Securities and Exchange Commission, including, but not limited to, our Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise the forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward- looking statements.

This letter also contains supplemental financial information and should only be viewed in conjunction with our audited financial results reported using U.S. generally accepted accounting principles (GAAP) and as filed with the Securities and Exchange Commission. A reconciliation between non-GAAP measures such as Adjusted EBITDA and GAAP measures is attached as Annex 1 to this proxy statement and can also be found in the Company’s Form 10-K for the fiscal year ended December 31, 2019.

FULL HOUSE RESORTS, INC.

1980 Festival Plaza Drive, Suite 680

Las Vegas, Nevada 89135

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

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April 23, 2020

Dear Stockholder:

Recent weeks have resulted in difficult times for our country. While the spread of COVID-19 has resulted in the temporary shutdown of many businesses, including our own casinos, we understand the necessity for such measures. We hope this letter finds you in good health.

As of the date of this letter, we have sadly reduced our staffing levels to approximately 30 employees, plus a small number of surveillance and security personnel, down from approximately 1,600 on March 1, 2020. We are hoping for the pandemic to pass as quickly as possible, and eagerly await notice from our various state governments permitting us to reopen our doors.  It has been an extremely painful time for our associates, and we look forward to the day that we can welcome them back, many of whom have been with the company for over a decade. I have waived my board fees until we reopen 100% of our properties.

Last year was a challenging one, but we have tried to make the most of an emerging opportunity in mobile sports betting, and that should help us in the future. In addition, our largest and most important property, the Silver Slipper, continued to thrive and had a record year.

In the category of capital allocation, during the past five years, we have invested significantly in capital expenditures and an acquisition. Our properties look better than they have in years.

While we have made progress, and through December 31, 2019, our stock had appreciated 66%, 40% and 139% over the last one, three and five years, the economic uncertainty created by COVID-19 has resulted in steep losses for investors in most publicly traded gaming companies, including our own. I believe that recessions are a fact of life and we will do our best to navigate the ongoing recession and economic uncertainty to come out a stronger company. We are accountable to you, as shareholders, and we will strive to build value.

The spread of COVID-19 has also led to our first-ever virtual shareholder meeting. Our Annual Meeting of Stockholders will be held virtually at 9:00 a.m., Pacific Time, on June 11, 2020, and we invite you to participate. The following items will be on the agenda:

1.	Election of six members to our board of directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020;
3.	An advisory vote to approve the compensation of our named executive officers; and
4.	Transaction of such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Craig Thomas and Ellis Landau are not continuing their service on the board. I would like to thank both of them for their hard work and independence. I will miss their wise counsel, and I wish them the best in their future endeavors.

Our board of directors has fixed the close of business on April 14, 2020 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

Just like many of you, management and the board have a substantial amount invested in the company, and we are committed to reopening as quickly and efficiently as possible. We appreciate your investment in Full House Resorts and look forward to your participation in the upcoming meeting.

I encourage you to take care of yourself and your community.

Sincerely,
/s/ Bradley M. Tirpak
Bradley M. Tirpak
Chairman

This proxy statement, including the form of proxy, the letter from our President and Chief Executive Officer, and our 2019 Annual Report, are first being mailed to stockholders on or about April 23, 2020.

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PROXY STATEMENT

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This proxy statement is furnished in connection with the solicitation by the board of directors of Full House Resorts, Inc. (referred to herein as “we”,  “us”,  “our” and the “Company”) of proxies for use at our 2020 Annual Meeting of Stockholders to be held virtually at 9:00 a.m., Pacific Time, on June 11, 2020, and to any adjournments or postponements.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD VIRTUALLY ON JUNE 11, 2020

This proxy statement, form of proxy and our annual report on Form 10-K are also available free of charge on our website at www.fullhouseresorts.com and at www.proxyvote.com.

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ABOUT THE MEETING

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What is a virtual annual meeting?

This year’s annual meeting will be online and a completely virtual meeting of stockholders due to the ongoing public health impact of the coronavirus (COVID-19) outbreak. This decision was made in light of the protocols that federal, state, and local governments have imposed and takes into account the health and safety of our stockholders, directors and members of management. You may attend, vote, and submit questions before and during the annual meeting via live audio webcast on the Internet by visiting www.virtualshareholdermeeting.com/FLL2020. You will not be able to attend the annual meeting in person. There will be no physical location for stockholders to attend.

You will need your control number included on your proxy card in order to be able to attend, submit questions that are pertinent to the meeting, and vote during the virtual annual meeting. We encourage you to access the annual meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, shortly before the start of the meeting. You should allow ample time for the check-in procedures.

If you wish to submit a question, you may do so during the meeting at www.virtualshareholdermeeting.com/FLL2020. Questions pertinent to meeting matters will be recognized and answered during the meeting, subject to time constraints. We reserve the right to edit or reject questions that are profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting will be available at www.virtualshareholdermeeting.com/FLL2020.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting login page.

What is the purpose of the annual meeting?

At the virtual annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including:

•	the election of six directors;
•	the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2020; and
•	an advisory vote to approve the compensation of our named executive officers.

The stockholders will also transact any other business that properly comes before the virtual meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 14, 2020, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of shares held in “street name”. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting included in the enclosed proxy materials.

Who can attend the virtual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the virtual annual meeting. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/FLL2020, you must enter the control number located on your proxy card. Beneficial owners as of the record date who wish to attend the virtual meeting should follow the instructions from their nominee included in their proxy materials.

What constitutes a quorum?

The presence at the virtual meeting, in person or by proxy, of the holders of 40% of the total number of shares of our common stock and preferred stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 27,075,962 shares of our common stock were outstanding and held by approximately 77 stockholders of record. As of the record date, no shares of our preferred stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

If less than 40% of outstanding shares entitled to vote are represented at the virtual meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the virtual meeting before an adjournment is taken.

How do I vote?

If you are a stockholder of record, you may vote:

•	via Internet;
•	by telephone;
•	by mail; or
•	by attending the annual meeting virtually.

If you are a beneficial owner of shares held in street name, you must follow the voting procedures of your nominee included in your proxy materials. Beneficial owners who wish to vote in person at the virtual meeting must first request and obtain a legal proxy from their nominee.

If I plan to attend the virtual annual meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the virtual annual meeting.

If you vote in advance and also attend the virtual meeting, you do not need to vote again at the meeting unless you want to change your vote.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the virtual meeting and so request, although attendance at the virtual meeting will not by itself revoke a previously granted proxy. If your shares are held in street name, you must contact your broker or nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

What are the Board’s recommendations?

The enclosed proxy is solicited on behalf of our board of directors (the “Board”). Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. The recommendation of our Board for each item in this proxy statement is set forth below:

Proposal		Board Recommendation
1.	Election of six members to our board of directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified.	FOR each director nominee
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.	FOR
3.	Approval, on an advisory basis, of the compensation of our named executive officers.	FOR

What happens if additional matters are presented at the annual meeting?

Our Board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by our Board, or if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

Proposal		Votes Required for Approval	Abstentions
1.	Election of directors	Majority of votes cast	No impact
2.	Ratification of Deloitte & Touche LLP as our auditors	Majority of votes cast	No impact
3.	Advisory vote to approve compensation of named executive officers	Majority of votes cast	No impact

For any other item that may properly come before the meeting, the affirmative vote of a majority of the votes cast at the virtual meeting, either in person or by proxy, will be required for approval, unless otherwise required by law.

How are abstentions treated?

Abstentions will not be counted as votes cast in the final tally of votes with regard to any proposal. Therefore, abstentions will have no effect on the outcome of any proposal. As stated above, abstentions will be counted for the purpose of determining whether a quorum is present.

What are “broker non-votes” and how are they treated?

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on Proposals 1 or 3, the broker may not exercise discretion to vote for or against Proposals 1 and 3. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

What is the effect of the advisory vote on Proposal 3?

Proposal 3 (“Say on Pay”) is an advisory vote. This means that while we ask stockholders to approve resolutions regarding this proposal, this is not an action that requires stockholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved. Although the advisory vote on this proposal is non-binding, our Board and its compensation committee will review the results of the vote and take them into account in making determinations concerning executive compensation.

Do I have dissenter’s or appraisal rights?

You have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

Where can I find voting results of the virtual annual meeting?

We will announce the results for the proposals voted upon at the annual meeting and publish final detailed voting results in a Form 8-K filed within four business days after the virtual annual meeting.

Who should I call with other questions?

If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our 2019 Annual Report, please contact: Full House Resorts, Inc., 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135, Telephone: (702) 221-7800.

________________________________________

PROPOSAL ONE:

ELECTION OF DIRECTORS

________________________________________

Our Amended and Restated By-laws (the “By-laws”) provide that the number of directors constituting our Board shall be fixed from time to time by our Board. Our Board currently consists of seven directors. The nominees to be voted on by stockholders at this meeting are Kenneth R. Adams, Carl G. Braunlich, Lewis A. Fanger, Daniel R. Lee, Kathleen Marshall and Bradley M. Tirpak. Two individuals who are presently serving as directors, Mr. Landau and Mr. Thomas, will not be seeking another term. Mr. Landau opted to retire after five years on the Board and we thank him for his service. The nominating and corporate governance committee chose to not recommend Mr. Thomas for re-election to the Board and a majority of the Board voted to follow that recommendation. On April 20, 2020, subsequent to being given such notice, Mr. Thomas resigned from the Company’s Board, effective on such date. Directors are elected by a majority of the votes cast, assuming a quorum is present. The term of office of each director ends at the next annual meeting of stockholders or when his or her successor is elected and qualified.

All nominees have consented to be named and have indicated their intent to serve if elected. We have no reason to believe that any of these nominees are unavailable for election. However, if any of the nominees become unavailable for any reason, the persons named as proxies may vote for the election of such person or persons for such office as our Board may recommend in the place of such nominee or nominees. It is intended that proxies, unless marked to the contrary, will be voted in favor of the election of each of the nominees.

Director Nominees

We believe that each nominee possesses the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. In addition, each nominee is being nominated because they each possess high standards of personal integrity, are accomplished in their field, have an understanding of the interests and issues that are important to our stockholders and are able to dedicate sufficient time to fulfilling their obligations as a director.

Each nominee’s biography containing information regarding the individual’s service as a director, business experience, director positions held currently or within the last five years and other pertinent information about the particular experience, qualifications, attributes and skills that led our Board to conclude that such person should serve as a director appears on the following pages.

77 January 2007 • •
Kenneth R. Adams Director Age: 77 Director Since: January 2007 Committees: ● Audit ● Compliance (Chair)

Mr. Adams is a principal in the gaming consulting firm, Ken Adams Ltd., which he founded in 1990. He is also an editor of the Adams’ Report monthly newsletter, the Adams’ Daily Report electronic newsletter and the Adams Analysis, each of which focuses on the gaming industry. From 2012 through 2018, Mr. Adams was a partner in the Colorado Grande in Cripple Creek, Colorado, a limited-stakes casino with a restaurant and bar. From 1997 through early 2019, Mr. Adams was a partner in Johnny Nolon’s Casino in Cripple Creek, Colorado, also a limited-stakes casino with a restaurant and bar. From 2001 until 2008, he served on the board of directors of Vision Gaming & Technology, Inc., a privately held gaming machine company, and he formerly served on the board of directors of the Downtown Improvement Agency in Reno, Nevada.

Our Board believes Mr. Adams is qualified to serve as a Director due to his over 40 years of gaming industry experience, including specific experience as a casino owner and operator, his knowledge of the casino industry, and his continuing analysis and review of the industry.

67 May 2005 • • •
Carl G. Braunlich Vice Chairman Age: 67 Director Since: May 2005 Committees: ● Compensation (Chair) ● Compliance ● Nominating and Corporate Governance

Since August 2006, Dr. Braunlich has been an Associate Professor at the University of Nevada, Las Vegas. Prior to joining the faculty of University of Nevada, Las Vegas, Dr. Braunlich was a Professor of Hotel Management at Purdue University since 1990. Previously, he was on the faculty at United States International University. Dr. Braunlich has held executive positions at the Golden Nugget Hotel and Casino in Atlantic City, New Jersey and at Paradise Island Hotel and Casino, Nassau, Bahamas. He has been a consultant to Wynn Las Vegas, Harrah’s Entertainment, Inc., Showboat Hotel and Casino, Bellagio Resort and Casino, International Game Technology, Inc., Atlantic Lottery Corporation, Nova Scotia Gaming Corporation and the Nevada Council on Problem Gambling. Dr. Braunlich was on the board of directors of the National Council on Problem Gambling, and he has served on several problem gambling committees, including those of the Nevada Resort Association and the American Gaming Association. He holds a Doctor of Business Administration in International Business from United States International University, San Diego, California.

Our Board believes that Dr. Braunlich is qualified to serve as a Director due to his knowledge of and experience gained over 15 years in the casino resort industry, including as a consultant to the casino resort industry, as well as over twenty years as a faculty member of hotel management schools.

Chief Financial Officer and Treasurer 42 June 2019
Lewis A. Fanger Director, Senior Vice President, Chief Financial Officer and Treasurer Age: 42 Director Since: June 2019

Mr. Fanger was appointed as our Senior Vice President, Chief Financial Officer and Treasurer on January 30, 2015. Prior to joining the Company, Mr. Fanger served from June 2013 through February 2015 as a Vice President of Wynn Resorts, Limited, a leading owner and operator of resort casinos and a member of the S&P 500 and Nasdaq-100 indexes. At Wynn Resorts, Mr. Fanger oversaw the investor relations functions for both its Nasdaq and Hong Kong Stock Exchange-listed stocks and assisted with the company’s development efforts, including in Asia. From August 2011 to June 2013, Mr. Fanger was Senior Vice President and Chief Financial Officer of Creative Casinos, LLC, the original developer of the Golden Nugget resort casino in Lake Charles, Louisiana. Mr. Fanger also served from July 2003 to August 2011 at Pinnacle Entertainment, Inc. in various capacities, including as Vice President of Finance, where he oversaw the treasury and investor relations functions of the company. Prior to that, Mr. Fanger worked as an equity research associate in the gaming group at Bear, Stearns & Co. in New York. Mr. Fanger earned a bachelor’s degree in industrial engineering and a master’s degree in business administration, both from Stanford University.

Our Board believes that Mr. Fanger is qualified to serve as a Director due to his knowledge and experience in the casino industry, including at several leaders in both regional and destination gaming, and his financial expertise from his time working in both investment banking and equity research.

63 November 2014 •
Daniel R. Lee Director, President and Chief Executive Officer Age: 63 Director Since: November 2014 Committees: ● Compliance

Mr. Lee was appointed as our President and Chief Executive Officer in November 2014. Mr. Lee was the Managing Partner of Creative Casinos, LLC, a developer of casino resorts, from September 2010 through December 2014. He was previously Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc., a casino operator and developer, from April 2002 to November 2009. In the 1990s, he was Chief Financial Officer, Treasurer and Senior Vice President of Finance and Development at Mirage Resorts. During the 1980s, Mr. Lee was a securities analyst for Drexel Burnham Lambert and CS First Boston, specializing in the lodging and gaming industries. He serves as an independent director of Associated Capital Group, Inc., a publicly traded investment management company, since November 2015, where he is a member of the governance committee. He previously served as a director of Myers Industries, Inc., a publicly traded diversified manufacturing company, from April 2016 to April 2018, where he was a member of the audit committee and the corporate governance and nominating committee. Mr. Lee also previously served as an independent director of LICT Corporation and of ICTC Group, Inc. While working as a securities analyst, he was a Chartered Financial Analyst. Mr. Lee earned his M.B.A. and a B.S. degree in Hotel Administration, both from Cornell University.

Our Board believes that Mr. Lee is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the gaming, lodging and securities industries and his executive management experience as Chief Executive Officer and Chief Financial Officer of large public corporations.

64 January 2007 • • •
Kathleen M. Marshall Director Age: 64 Director Since: January 2007 Committees: ● Audit (Chair) ● Compliance ● Nominating and Corporate Governance

Ms. Marshall is a Certified Public Accountant who, since March 2017, has served as the Chief Financial Officer of Casino Reinvestment Development Authority (CRDA), a New Jersey State Authority. Previously, she served as the Controller of CRDA from June 2016 to March 2017, and provided consulting services to CRDA from January 2016 to June 2016. From October 2008 through January 2016, Ms. Marshall served as Director of Business Development of Global Connect LLC, a web-based voice messaging company. Ms. Marshall has also held senior finance positions with Atlantic City Coin & Slot Service Co. Inc. (a designer, manufacturer and distributor of gaming equipment), the Atlantic City Convention and Visitors Authority, and several Atlantic City casinos, including Atlantic City Showboat, Inc. and Caesars Atlantic City, Inc. In addition, Ms. Marshall has worked as a public accountant in the audit division of Price Waterhouse.

Our Board believes that Ms. Marshall is qualified to serve as a Director due to her knowledge of and experience in the casino industry and her background in audit and as a financial officer for casino and casino-related companies.

50 November 2014 •
Bradley M. Tirpak Chairman Age: 50 Director Since: November 2014 Committees: ● Audit

Mr. Tirpak is a professional investor with more than 20 years of investing experience. Since September 2016, he has served as a portfolio manager and Managing Director at Palm Active Partners, LLC, a private investment company. From October 2008 to August 2016, Mr. Tirpak served as Managing Member of Locke Partners, LLC, a private investment company. He also previously served as a portfolio manager at Credit Suisse First Boston, Caxton Associates and Sigma Capital Management. Additionally, Mr. Tirpak served as a director at Applied Minerals, Inc., a publicly traded specialty materials company, from April 2015 to March 2017, as a director at Flowgroup plc, an energy supply and services business in the United Kingdom, from June 2017 to October 2018 and as a director at Birner Dental Management Services, Inc., a dental service organization, from December 2017 to January 2019. Mr. Tirpak currently serves as a director of TSR, Inc., a publicly traded provider of contract computer programming services, and of Liberated Syndication Inc., a publicly traded provider of podcast and webhosting services, in each case since October 2019. Mr. Tirpak also currently serves as trustee of The Halo Trust, the world’s largest humanitarian mine clearance organization clearing the debris of war, with operations in over 25 countries. Mr. Tirpak earned a B.S.M.E. from Tufts University and an M.B.A. from Georgetown University.

Our Board believes that Mr. Tirpak is qualified to serve as a Director due to his knowledge and experience in investing, capital allocation and corporate governance, as well as his experience serving on the boards of publicly traded companies.

OUR BOARD RECOMMENDS
A VOTE “FOR” EACH OF THE NOMINEES.

________________________________________

CORPORATE GOVERNANCE

________________________________________

Board Leadership Structure

Our Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer. Instead, our Board remains free to make this determination from time to time in a manner that seems most appropriate for us. We currently have separate persons serving as the Chief Executive Officer and as Chairman of the Board, in recognition of the differences between the two roles. Our Chairman is responsible for setting the agenda for each of the meetings of our Board and the annual meetings of stockholders, and our Chief Executive Officer is responsible for our strategic direction and the general management of its business, financial affairs and day-to-day operations. We believe this structure promotes active participation of the independent directors and strengthens the role of our Board in fulfilling both its oversight responsibility and fiduciary duties to our stockholders, while recognizing our day-to-day management direction by the Chief Executive Officer. Accordingly, we believe this structure has been the best governance model for us and our stockholders to date.

Mr. Tirpak currently serves as our Chairman and Dr. Braunlich currently serves as our Vice Chairman of the Board. Mr. Tirpak and Dr. Braunlich are both independent directors. During 2019, the independent directors met twice in conjunction with our regular Board meetings. All of our Board committees are compromised only of independent directors except for our compliance committee, which includes Mr. Lee, our President and Chief Executive Officer. Each committee is chaired by an independent director. Our Board leadership structure is commonly utilized by other public companies in the United States of comparable size and scope. We believe that an independent Chairman and Vice Chairman and only independent directors serving on our Board committees (other than the compliance committee) provide an effective and balanced leadership structure. With experienced and participating independent directors, we believe we have the proper leadership structure.

Independence of Directors

Under the corporate governance standards of the Nasdaq Stock Market LLC (“Nasdaq”), at least a majority of our Board and all of the members of our audit committee, compensation committee, and the nominating and corporate governance committee must meet the test of independence as defined by the listing requirements of Nasdaq. Our Board, in the exercise of its reasonable business judgment, has determined that Mr. Adams, Dr. Braunlich, Ms. Marshall, Mr. Landau, Mr. Thomas and Mr. Tirpak qualify as independent directors, pursuant to Nasdaq and rules and regulations of the Securities and Exchange Commission (“SEC”). In making the determination of independence, our Board undertook a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us, or members of our management or other members of our Board, and all relevant facts and circumstances regarding any such transactions or relationships. In addition, our Board considered the recommendations of our nominating and corporate governance committee, which also considered whether such directors would be deemed to be “independent”.

Meetings

During 2019, our Board held eight meetings. Each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board that were held during the period in which he or she was a director and (ii) the total number of meetings of all committees on which he or she served that were held during the period in which he or she was a director. We have no specific requirements regarding attendance at the annual meeting of stockholders by our directors. In 2019, all of our directors attended the annual meeting in person and made themselves available for stockholder interaction.

Board Committees

Our Board has four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee, and the compliance committee, each of which operates under a written charter adopted by our Board. A current copy of each of the audit committee, compensation committee, compliance committee, and nominating and corporate governance committee charters is available through the “Investors - Governance Documents” link on our website, www.fullhouseresorts.com. The following table illustrates the current membership of each of our Board’s committees:

Nominating and
Corporate
Director	Audit	Compensation	Governance	Compliance
Kenneth R. Adams	●			Chair
Carl G. Braunlich		Chair	●	●
Ellis Landau		●
Daniel R. Lee				●
Kathleen M. Marshall	Chair		●	●
Bradley M. Tirpak	●

As discussed above, Mr. Landau has opted to retire. Separately, Mr. Thomas was not re-nominated by the Board for re-election and, subsequent to such notice, resigned from the Board on April 20, 2020. We have not yet determined who will replace Mr. Landau and Mr. Thomas on the compensation committee, or Mr. Thomas on the nominating and corporate governance committee.

Audit Committee

The audit committee is comprised of three members: Ms. Marshall, Mr. Adams and Mr. Tirpak. Ms. Marshall serves as chair and financial expert on the audit committee. Our Board has determined that Ms. Marshall is an audit committee financial expert as defined by the rules and regulations of the SEC. Our Board, in its reasonable judgment, has determined that each member of the audit committee is independent, as defined under the applicable Nasdaq listing standards, and meets the enhanced independence standards for audit committee members required by the SEC. Our audit committee held nine meetings in 2019.

Among its responsibilities, the audit committee:

•	selects, retains, compensates, oversees and terminates, if necessary, our independent auditors;
•	approves all audit engagement fees and terms and pre-approves all audit and permitted non-audit and tax services that may be provided by our independent auditors;
•	at least annually, evaluates the qualifications, performance and independence of our independent auditors;
•

reviews and discusses with the independent auditors, among other matters, the overall audit strategy and the scope, timing and results of the annual audit, and critical accounting policies and practices to be used in the audit;

•

reviews with management and the independent auditors the adequacy and effectiveness of our financial reporting processes, internal control over financial reporting and disclosure controls and procedures;

•

reviews and discusses with the independent auditors and management our annual and quarterly financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in our annual reports on Form 10-K and our quarterly reports on Form 10-Q;

•	reviews, discusses with the independent auditors, and approves the functions of our internal audit department;
•

establishes and oversees procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•

reviews and discusses with management and the internal audit department the risks faced by the Company and the policies, guidelines and process by which management assesses and manages such risks, including our major financial and data risk exposures;

•	reviews, with the General Counsel and outside legal counsel, legal and regulatory matters that could have a significant impact on our financial statements; and
•	reviews, approves and oversees related party transactions.

Please refer to the audit committee report, which is set forth below, for a further description of our audit committee’s responsibilities and its recommendations with respect to our audited consolidated financial statements for the year ended December 31, 2019.

Compensation Committee

The compensation committee is currently comprised of two members, Dr. Braunlich and Mr. Landau, as Mr. Thomas resigned on April 20, 2020, as noted above. Dr. Braunlich serves as chair of the compensation committee. Our Board, in its reasonable judgment, has determined that each member of the compensation committee is independent as defined under the applicable Nasdaq listing standards, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The compensation committee held five meetings in 2019. The compensation committee is generally responsible for reviewing and making recommendations to our Board regarding all forms of compensation to be provided to our executive officers, directors and, where appropriate, employees.

Among its responsibilities, the compensation committee:

•

reviews and determines the corporate goals and objectives of our chief executive officer, or CEO, and all other executive officers and such other employees as the compensation committee may determine from time to time;

•	at least annually, evaluates the performance of the CEO and all other executive officers and such other employees as the compensation committee may determine from time to time;
•	reviews and approves the compensation of the CEO;
•

reviews and approves, or recommends for Board approval where appropriate, the compensation of all other executive officers, and such other employees as the compensation committee may determine from time to time;

•

reviews and approves, or recommends for Board approval, individual performance objectives and general compensation goals and guidelines for executive officers and such other employees as the compensation committee may determine from time to time, and the criteria by which bonuses to such executive officers and other employees are determined;

•

reviews and approves, or recommends for Board approval, the compensation policy for executive officers and directors, and such other employees as the compensation committee may determine from time to time;

•	reviews and annually evaluates our incentive compensation plans and acts as administrator for all of our incentive plans; and
•

develops and recommends for Board approval the executive officer succession plan, reviews such succession plan periodically, develops and evaluates potential candidates for executive officer positions and recommends to the Board any changes to and candidates for succession under the succession plan.

Management provides recommendations to the compensation committee on the amount and type of executive compensation (other than that of the recommending executive), as well as individual performance objectives for bonuses and incentive compensation, and the compensation committee reviews and considers these recommendations. In formulating its recommendations to the Board, the compensation committee additionally considers our performance as a whole. The compensation committee determines the achievement of the individual performance objectives, which are based on specific goals consistent with the annual business plan, and recommends individual bonus and incentive compensation amounts to the Board.

The compensation committee may delegate its authority to subcommittees or the chair of the committee when it deems appropriate and in our best interest.

The compensation committee reviews a number of factors when evaluating compensation of executives, including any potential base salary increases. Such factors include, but are not limited to, a periodic review of our peer group within the gaming industry for equivalent positions of companies of similar size and status, external market conditions, and individual factors. Such individual factors include the executive’s experience, tenure, education, job performance, contributions to our operational and financial results, complexity of the executive’s responsibilities and any unique skills or qualities the executive possesses.

In 2019, the compensation committee authorized a compensation study for our senior management team, including our CEO, CFO and General Counsel. The compensation study utilized a peer group consisting of: Butler National, Canterbury Park Holdings, Century Casinos, Empire Resorts, Galaxy Gaming, Golden Entertainment, Great Canadian Gaming, Inspired Entertainment, Monarch Casino and Resort, Red Lion Hotels & Resorts, Thunderbird Resorts, TransAct Technologies, and Twin River Worldwide Holdings. Using compensation figures from 2018, the study noted that the base salaries of the CEO, CFO and General Counsel were below the market 25th percentile, between the median and the 75th percentile, and below the 25th percentile, respectively. Regarding total direct compensation, the study noted that such amounts for the CEO, CFO and General Counsel were all at or below the market 25th percentile.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee were at any time during 2019, or at any other time, an officer or employee of our Company, or was formerly an officer of our Company. During 2019, none of our executive officers served as a director of another entity, one of whose executive officers served on the compensation committee, and none of our executive officers served as a member of the compensation committee of another entity, whose executive officers served as a member of our Board. There were no transactions in 2019 between us and any directors who served as compensation committee members for any part of 2019 that would require disclosure by us under SEC rules requiring disclosure of certain relationships and related party transactions.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently comprised of two members, Dr. Braunlich and Ms. Marshall. As noted above, subsequent to being notified that he was not re-nominated by the Board for re-election, Mr. Thomas resigned from the Company’s Board and as chair of the nominating and corporate governance committee, effective as of April 20, 2020. The nominating and corporate governance committee held one meeting in 2019.

The nominating and corporate governance committee is generally responsible for assisting our Board with respect to nominating new directors.

Among its responsibilities, the nominating and corporate governance committee:

•	determines, and periodically reviews, specific, minimum qualifications and characteristics that must be met by a nominee for a position on the Board or on a Board committee;
•

determines, and periodically reviews, (i) whether there are any specific qualities or skills that are necessary for one or more directors to possess, (ii) the overall diversity of the Board, and (iii) any other areas that may be expected to contribute to an effective Board;

•

identifies, evaluates, proposes, approves and recommends for Board approval nominees for election or appointment to the Board, including nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders;

•

evaluates, proposes, and approves any nominations of director candidates validly made by stockholders in accordance with policies and procedures adopted by the Board and applicable laws, rules, and regulations;

•	identifies, evaluates, proposes, and approves candidates to fill Board and committee vacancies and review the Board’s committee structure and composition;
•	develops, and recommends to the Board for approval, standards for determining when a director has a relationship with the Company that would impair his or her independence;
•	develops and recommends to the Board, and reviews at least annually, a set of corporate governance guidelines applicable to us, and recommends changes to the Board as appropriate;
•

develops, recommends to the Board for approval, and periodically reviews, the Code of Business Ethics and Conduct, investigates any alleged breach or violation, and enforces the provisions of the Code of Business Ethics and Conduct;

•	reviews and oversees our corporate governance practices and procedures; and
•	develops, subject to Board approval, a process for periodic evaluation of the Board and other Board committees and oversees the conduct of such evaluations.

The nominating and corporate governance committee considers all qualified director candidates regardless of age, race, gender, national origin or religion. The nominating and corporate governance committee does not specifically consider diversity in fulfilling its responsibilities to select qualified and appropriate director candidates. Instead, the nominating and corporate governance committee will seek to balance the existing skill sets of current Board members with the need for other diverse skills and qualities that will complement our strategic vision. All director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board’s effectiveness, including such factors as business experience, skills and knowledge with respect to the gaming industry, finance, marketing, and financial reporting. Additionally, all candidates must possess a commitment to high ethical standards and have a demonstrated reputation for integrity. The nominating and corporate governance committee will consider stockholder recommendations for director candidates and will do so in the same manner that it considers all director candidates. Other than as provided by applicable law, there are no specific, minimum qualifications that must be met by a director nominee recommended by a stockholder except that a director must be of full age.

Under our By-Laws, if a stockholder wishes to submit a nominee for consideration by the nominating and corporate governance committee, the stockholder must deliver or mail notice of the request to the Secretary, in writing, so that it is received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders. However, if the annual meeting is not within 30 days in advance of the anniversary date of the prior year’s annual meeting or not within 70 days after the anniversary date of the prior year’s annual meeting, such notice must be received by the Secretary no later than 10 days following the date of public disclosure of the annual meeting date. The notice must be accompanied by the information concerning the nominee and proposing stockholder described in Article I, Section 12 of our By-Laws including disclosure of: (i) the number of shares of our capital stock owned of record and beneficially by the nominee, (ii) a description of any agreement, arrangement or understanding between a proposing stockholder and any other persons acting in concert, (iii) information we deem appropriate to ascertain the nominee’s suitability to serve on the Board or eligibility to serve as an independent director, and (iv) any other information concerning the nominee required to comply with the proxy rules and regulations. A nomination not made in accordance with the procedures set forth in our By-Laws is void.

Although the nominating and corporate governance committee’s charter permits the committee to engage a search firm to identify director candidates, we did not pay any third parties a fee to assist in the process of identifying or evaluating director candidates in 2019.

Compliance Committee

The compliance committee is comprised of four members: Mr. Adams, Dr. Braunlich, Mr. Lee and Ms. Marshall. Mr. Adams serves as chair of the regulatory compliance committee. The compliance committee’s functions include reviewing and making recommendations to the Board regarding compliance with gaming laws and regulations. The compliance committee held five meetings in 2019.

The compliance committee meets quarterly to review the items determined by the Colorado, Nevada, Indiana and Mississippi gaming control boards to be of sufficient material interest to warrant review by a committee of the Board. During 2019, the committee reviewed reports from our Compliance Officer.

Board’s Role in Risk Oversight

The audit committee is responsible for reviewing and assessing our financial risks, including those that may relate to cybersecurity. The compensation committee is primarily responsible for overseeing the management of risks associated with compensation policies and practice. In addition, the compliance committee is responsible for the oversight and review of all matters of gaming regulatory importance. We believe that these committees provide us with proper risk oversight.

Prohibition on Short Sales, Derivatives Trading and Pledging and Hedging of Company Securities

Our insider trading policy prohibits directors, officers, employees, and our consultants and independent contractors (“Insiders”) from engaging in short-term or speculative transactions involving our securities.  Specifically, Insiders may not engage in any of the following activities with respect to our securities:

•	trading in securities on a short-term basis, however, this prohibition does not apply to stock option exercises, except to the extent required for directors and officers;
•	purchases of our securities on margin or holding our securities in a margin account;
•	short sales of our securities;
•	buying or selling puts or calls, or other derivative securities, of our securities;
•	pledging our securities as collateral for a loan; and
•	hedging or monetizing transactions or similar arrangements with respect to our securities.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics applicable to each of our directors, officers and employees. The full text of the Code of Conduct and Ethics is available through the “Investors - Governance Documents” link on our website, www.fullhouseresorts.com. We intend to provide disclosure of any amendments or waivers of our Code of Conduct and Ethics on our website within four business days following the date of the amendment or waiver.

Certain Relationships and Related Party Transactions

On March 26, 2018, we closed on a registered direct offering of 3.9 million shares of common stock. Of such amount, Mr. Landau, our director, purchased 100,000 shares of common stock. While other participants in the offering paid a discounted price of $3.00 per share, Mr. Landau paid $3.19 per share, the closing price of our common stock on March 23, 2018, for an aggregate purchase price of $319,000.

Our Code of Conduct and Ethics broadly covers related-party transactions that may involve a conflict of interest. Under our audit committee charter, all related party transactions must be approved by our audit committee. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which the company is a participant, (ii) in which the amount involved exceeds the lesser of $120,000 or one percent of the average of a smaller reporting company’s total assets at year-end for the last two completed fiscal years, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of our common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. In accordance with its charter, the audit committee reviewed the related party transaction described above.

Director Compensation

Each non-employee director’s compensation in 2019 consisted of three components: (1) cash compensation of $24,000 per year, which increased to $28,000 per year in June 2019, paid quarterly in arrears, (2) a grant of 5,381 shares of common stock, of which Dr. Braunlich and Ms. Marshall elected to receive the $12,000 value in quarterly cash payments of $3,000 in arrears, and (3) a stock option grant to purchase 8,650 shares with an exercise price of $2.23 per share, vesting in full on May 17, 2020. The table below summarizes the compensation paid by us to our current non-employee directors for services rendered for 2019. Directors who are employed by us do not receive additional compensation for serving as directors.

	Fees Earned or	Stock	Option
Name	Paid in Cash	Awards(1)	Awards(1)(2)	Total
Kenneth R. Adams	$26,333	$12,000	$8,646	$46,979
Carl G. Braunlich	38,333	-	8,646	46,979
Ellis Landau	26,333	12,000	8,646	46,979
Kathleen Marshall	38,333	-	8,646	46,979
Craig W. Thomas	26,333	12,000	8,646	46,979
Bradley M. Tirpak	26,333	12,000	8,646	46,979

__________

(1)

The amounts shown in this column represent the aggregate grant date fair value of awards for the fiscal year ended December 31, 2019, calculated in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used in the calculation of these amounts, please see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)	Each of our non-employee directors had an aggregate of 33,808 unexercised stock options outstanding at December 31, 2019.

________________________________________

INFORMATION CONCERNING EXECUTIVE OFFICERS

________________________________________

The following table sets forth certain information with respect to our current executive officers and lists their current titles. A summary of the background and experience of Ms. Guidroz is set forth in the paragraph following the table. The background and experience of Mr. Lee and Mr. Fanger are described above in the section titled “Proposal One: Election of Directors.” Our executive officers serve at the discretion of the Board.

Name	Age	Position
Daniel R. Lee	63	Director, President and Chief Executive Officer
Lewis A. Fanger	42	Director, Senior Vice President, Chief Financial Officer and Treasurer
Elaine L. Guidroz	42	Vice President, Secretary and General Counsel

Elaine L. Guidroz was appointed as our Compliance Officer in November 2012 and as our Secretary in December 2012. She has served as our General Counsel since January 2013. Prior to serving as General Counsel, Ms. Guidroz served as Associate General Counsel since February 2012. Ms. Guidroz began her gaming career in 2004 where she served as In-House Counsel to Grand Victoria Casino & Resort, owned and managed by Hyatt Gaming Management, Inc. From 2006 through 2011, Ms. Guidroz served as General Counsel and Compliance Officer to Grand Victoria Casino & Resort. Prior to joining Grand Victoria, Ms. Guidroz was in private practice in Indianapolis, Indiana, where she focused primarily on insurance defense matters. Ms. Guidroz received her Doctor of Jurisprudence (J.D.), magna cum laude, from Indiana University McKinney School of Law.

Ms. Guidroz also holds a Masters of Business Administration from Xavier University Williams College of Business, and a Bachelor of Arts from the University of North Carolina-Chapel Hill. Ms. Guidroz is admitted to practice law in the states of Indiana and Kentucky.

________________________________________

EXECUTIVE COMPENSATION

________________________________________

We are constantly seeking to improve our policies and practices. We regularly meet with our shareholders, seeking their input on a broad variety of topics, including executive compensation. While we did not receive any negative feedback regarding executive compensation as a result of those outreach efforts in 2019, we nonetheless continue to seek ways to improve our compensation program. Of note:

•

Under the 2015 Equity Incentive Plan, as amended from time to time (the “2015 Plan”), a double-trigger is required for early vesting of equity and related grants in connection with a change in control. All unvested options that are currently outstanding were issued from the 2015 Plan.

•

We use a formula-based, pay-for-performance approach to management bonuses. Since 2017, our bonus criteria have focused on achievement of performance goals, including return on invested capital, Adjusted EBITDA, discretionary free cash flow per share, and individual goals.

•	Maintenance of a clawback policy.
•	In 2019, we retained an independent third party to compare our executive compensation to an independently-determined peer group.
•	The 2015 Plan prohibits the repricing or exchange of equity-based grants without stockholder approval.
•	The compensation committee is comprised entirely of independent directors.
•	We prohibit the hedging of our securities by members of our Board, our officers, and other Insiders.
•	We prohibit the purchase of our securities on margin or the holding of our securities in a margin account.
•	We prohibit the pledging of our securities as collateral for a loan.
•	At December 31, 2019, the one-year, three-year, and five-year shareholder return for our stock was 66%, 40%, and 139%, respectively.
•

In 2019, we executed six sports betting agreements, which, combined, resulted in the receipt of $6 million in cash, as well as a contractual combined minimum of $7 million per year in revenues for us after their launch of operations. One of the mobile sports operations related to these agreements, and its revenue guarantees, began late in the fourth quarter of 2019. The other are expected to begin during 2020.

Our compensation committee adopted the Full House Resorts, Inc. Annual Incentive Plan for Executives (the “Annual Incentive Plan”), effective as of January 1, 2017. The Annual Incentive Plan is a short-term incentive plan designed to reward our executives for achieving pre-established corporate performance goals during a given performance period. The purpose of the Annual Incentive Plan is to provide an incentive for superior performance, to motivate participating executives toward the highest levels of achievement and business results, to tie management’s goals and interests with our stockholders’ goals, and to enable us to attract and retain highly qualified executives. Any bonus awards under the Annual Incentive Plan are payable in cash or common stock (or any combination of cash or common stock), and any portion of such bonus award payable in the form of our common stock will be subject to the terms and conditions (including the applicable share limitations) of our 2015 Plan, or any other plan adopted by us pursuant to which shares of common stock may be granted.

Participation in the Annual Incentive Plan includes our named executive officers (our Chief Executive Officer, Chief Financial Officer and General Counsel), as well as any other individuals as determined by the compensation committee in its discretion.

Additionally, in 2019, the compensation committee authorized a compensation study for our senior management. For our CEO, CFO and General Counsel, the compensation study utilized a peer group consisting of: Butler National, Canterbury Park Holdings, Century Casinos, Empire Resorts, Galaxy Gaming, Golden Entertainment, Great Canadian Gaming, Inspired Entertainment, Monarch Casino and Resort, Red Lion Hotels & Resorts, Thunderbird Resorts, TransAct Technologies, and Twin River Worldwide Holdings. Using compensation figures from 2018, the study noted that the base salaries of the CEO, CFO and General Counsel were below the market 25th percentile, between the median and the 75th percentile, and below the 25th percentile, respectively. Regarding total direct compensation, the study noted that such amounts for the CEO, CFO and General Counsel were all at or below the market 25th percentile.

Annual Incentive Awards

For 2019, the Committee established the following threshold, target and maximum incentive bonus opportunity levels for our named executive officers, as a percentage of their base salaries:

Name	Title	Threshold	Target	Maximum
Daniel R. Lee	President, Chief Executive Officer & Director	15%	30%	45%
Lewis A. Fanger	Senior Vice President, Chief Financial Officer, Treasurer & Director	10%	20%	30%
Elaine L. Guidroz	Vice President, Secretary, & General Counsel	10%	20%	30%

The Committee established four performance metrics for evaluating annual incentive bonus payouts for 2019 under the Annual Incentive Plan. They were Adjusted EBITDA1 (weighted 40%), return on invested capital (15%), discretionary cash flow per share (15%) and individual qualitative performance goals (30%), each as defined by the Compensation Committee.

During 2019, the record performance at the Silver Slipper was more than offset by marketing and slot system installation issues at Rising Star, as well as operating costs at the Christmas Casino at Bronco Billy’s that exceeded incremental revenues.  Accordingly, the Company’s results fell short of the minimum thresholds for the first three of these criteria. Then, because of the global COVID-19 pandemic, the forced closure of our operations, and the need to conserve capital, the Compensation Committee has not taken up consideration of bonuses, if any, based on the Individual Qualitative Performance Goals.

__________

1 For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating income and net income, please see Annex 1 in this proxy statement or our Annual Report on Form 10-K for the year ended December 31, 2019.

Equity Awards

The Committee believes that a significant component of the compensation paid to our executives over the long-term should be equity-based compensation. It also believes that stock price appreciation and stock ownership in our Company are valuable incentives to our executives. Accordingly, our executives are granted equity awards to align their interests with those of our stockholders and to encourage them to manage our Company in our best long-term interests. The Company endeavors to make annual grants of options to its management team. On September 10, 2019, as a result of the execution of six sports betting contracts, Mr. Lee received a non-qualified stock option to purchase 100,000 shares of common stock pursuant to the 2015 Plan and Ms. Guidroz received a non-qualified stock option to purchase 30,000 shares of common stock pursuant to the 2015 Plan, both at an exercise price per share of $1.97, the closing price of the Company’s stock on that day.  Both stock option grants will vest with respect to 1/3 of the total number of shares underlying the stock options on each anniversary of September 10, 2019, subject to each executive’s continued service with us through the applicable vesting date. Also in 2019, Mr. Fanger received a stock option grant in connection with the extension of his employment agreement through May 2022. Accordingly, on May 17, 2019, Mr. Fanger received a non-qualified stock option to purchase 100,000 shares of common stock pursuant to the 2015 Plan, at an exercise price per share of $2.23. His stock options will vest with respect to 1/3 of the total number of shares underlying the stock options on each anniversary of May 17, 2019, subject to Mr. Fanger’s continued service with us through the applicable vesting date.

SUMMARY COMPENSATION TABLE

The following table summarizes the “total compensation” of: (i) our Chief Executive Officer, and (ii) our two most highly compensated executive officers that served in such capacities at the end of 2019.

					Non-Equity	All
Name and				Option	Incentive Plan	Other
Principal Positions	Year	Salary	Bonus	Awards(1)	Compensation(2)	Compensation(3)	Total
Daniel R. Lee	2019	$500,000	$—	$90,560	$—	$41,965	$632,525
Director, President and	2018	454,167	—	—	88,000	39,665	581,832
Chief Executive Officer
Lewis A. Fanger	2019	306,247	—	102,078	—	—	408,325
Director, Senior Vice President,	2018	275,500	—	—	35,000	—	310,500
Chief Financial Officer and
Treasurer
Elaine M. Guidroz	2019	250,000	—	27,168	—	—	277,168
Vice President, Secretary	2018	236,135	—	64,577	25,000	—	325,712
and General Counsel

__________

(1)

All amounts shown in this column represent the aggregate grant date fair value of option awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2019 and 2018.

(2)

For 2019, the compensation committee elected to defer determination of achievement of qualitative performance goals for purposes of granting cash bonus awards under the Annual Incentive Plan. Such awards, if any, will be disclosed in a filing under Item 5.02(f) of Form 8-K.

(3)

For 2019, this amount includes $10,070 for life and disability insurance, $26,295 for health care and related costs, and $5,600 in 401(k) matching contributions, in each case paid on behalf of Mr. Lee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding equity award grants held at December 31, 2019 by each named executive officer.

	Option Awards (a)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Daniel R. Lee	11/28/2014	943,834	―		$1.25	11/28/2024
	5/10/2016	100,000	―		1.70	5/10/2026
	5/24/2017	130,000	110,000	(b)	2.32	5/24/2027
	9/10/2019	―	100,000	(c)	1.97	9/10/2029
Lewis A. Fanger	1/30/2015	300,000	―		1.37	1/30/2025
	5/10/2016	50,000	―		1.70	5/10/2026
	5/22/2017	16,667	8,333	(d)	2.32	5/22/2027
	5/17/2019	―	100,000	(e)	2.23	5/17/2029
Elaine L. Guidroz	5/5/2015	43,556	―		1.51	5/5/2025
	5/10/2016	40,000	―		1.70	5/10/2026
	5/22/2017	13,333	6,667	(d)	2.32	5/22/2027
	9/17/2018	16,667	33,333	(f)	2.83	9/17/2028
	9/10/2019	―	30,000	(c)	1.97	9/10/2029

__________

(a)

The option awards were granted pursuant to the 2015 Plan, except for certain option awards granted as inducement awards outside of the stockholder-approved plans to Messrs. Lee and Fanger upon their hiring (see the Equity Compensation Plan Information table below).

(b)	10,000 of the options vested on December 30, 2018, and 10,000 of the options continued to vest on the 30th of each month thereafter.
(c)	The option vests in three equal annual installments beginning on September 10, 2020.
(d)	The vesting date of the remaining options is May 22, 2020.
(e)	The option vests in three equal annual installments beginning on May 17, 2020.
(f)	The vesting dates of the remaining options are September 17, 2020 and September 17, 2021.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2019, about our equity compensation plans under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities to be		future issuance under
	issued upon exercise of	Weighted-average exercise	equity compensation plan
	outstanding options,	price of outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders(1)	1,600,571	$2.04	489,635
Equity compensation plans not approved by security holders(2)	1,243,834	1.28	—
Total	2,844,405	$1.71	489,635

__________

(1)	These shares were available for future issuance under our 2015 Plan. As of April 14, 2020, there were 489,635 shares of common stock available for future issuance under the 2015 Plan.
(2)

Pursuant to the Lee Employment Agreement and the Fanger Employment Agreement, respectively, (i) in November 2014, Mr. Lee was granted a nonqualified stock option to purchase 943,834 shares of our common stock, and (ii) in January 2015, Mr. Fanger was granted a nonqualified stock option to purchase 300,000 shares of our common stock. In each case, the stock option was issued as a standalone “employee inducement award” outside of the 2015 Plan, as part of their recruitment for senior executive positions within the Company. Both of these stock option grants have fully vested.

Retirement Benefits

The named executive officers are eligible to participate in our retirement program on the same terms as generally available to substantially all of our full-time employees. This retirement program consists of a 401(k) plan and matching contributions.

Employment Agreements

Daniel R. Lee

On November 28, 2014, we entered into an employment agreement with Mr. Lee pursuant to which Mr. Lee serves as our Chief Executive Officer and, on May 24, 2017, we entered into an amendment to such employment agreement (collectively, the “Lee Employment Agreement”). The Lee Employment Agreement was initially effective as of November 28, 2014, and expires on November 30, 2020, unless earlier terminated.

The Lee Employment Agreement currently provides for an annual base salary of $500,000. It also provides an opportunity to earn an annual discretionary cash performance bonus, based on the achievement of individual and company-based performance criteria established by our Board or the Committee. For the period from January 1, 2017 through November 30, 2020, Mr. Lee will be eligible to participate in the Annual Incentive Plan, and to receive bonus awards subject to target, maximum and threshold levels as described in the agreement. Pursuant to the Lee Employment Agreement, Mr. Lee is entitled to (i) participate in customary health, welfare and fringe benefit plans at our sole expense, and (ii) company-paid life insurance and long-term disability policies, each covering $525,000.

Lewis A. Fanger

On June 4, 2019, we entered into an employment agreement with Mr. Fanger, effective as of May 17, 2019 (the “Fanger Employment Agreement”) pursuant to which Mr. Fanger continues to serve as our Senior Vice President, Chief Financial Officer and Treasurer through May 17, 2022.

The Fanger Employment Agreement is substantially similar to Mr. Fanger’s prior employment agreement, other than an increase in his annual base salary to $325,000 and his appointment to the Board. He also has an opportunity to earn an annual discretionary cash performance bonus, based on the achievement of individual and Company-based performance criteria established by our Board or Committee in consultation with the Chief Executive Officer, as applicable. In addition, Mr. Fanger continues to be entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies, each covering $325,000.

Elaine Guidroz

On July 21, 2015, we entered into an employment agreement with Ms. Guidroz, pursuant to which Ms. Guidroz serves as our Vice President, Secretary, General Counsel and Compliance Officer and, on October 1, 2018, entered into an amendment to such employment agreement (collectively, the “Guidroz Employment Agreement”). The Guidroz Employment Agreement was initially effective as of July 21, 2015, and expires on September 17, 2021, unless earlier terminated.

The Guidroz Employment Agreement currently provides for an annual base salary of $250,000, and an opportunity to earn an annual cash bonus in an amount determined at the discretion of our Board or the Committee in consultation with the Chief Executive Officer. In addition, pursuant to the Guidroz Employment Agreement, Ms. Guidroz is also entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies, each covering $250,000.

Payments Upon Termination

Upon termination of the employment of Mr. Lee, Mr. Fanger or Ms. Guidroz (each, an “Executive”) for any reason, he or she will be entitled to receive all earned but unpaid salary, accrued but unused vacation benefits and unpaid expenses through the termination date. In addition, each of the Lee Employment Agreement, the Fanger Employment Agreement and Guidroz Employment Agreement (collectively, the “Executive Employment Agreements”), provides for the following payments and benefits in the event of termination of the Executive’s employment for the following reasons:

Termination without Cause or by Executive for Good Reason

•

Cash severance in aggregate amount equal to (i) a pro-rata annual bonus equal to the average of the cash portion of any bonuses earned in the immediately preceding two years; and (ii) one year’s base salary (in the case of Mr. Lee, cash severance is the greater of base salary from the date of termination through November 30, 2020 and one year’s base salary) payable in substantially equal installments for one year after the termination date in accordance with our normal payroll procedures or, if the termination occurs within six months following a Change in Control that constitutes a “change in control event” within the meaning of Section 409A, payable in a lump sum;

•

Any unpaid annual bonus for the calendar year prior to the year of termination, payable in a lump sum on the same date that bonuses are paid to our other senior executives, but no later than March 15 of the year following termination (this provision does not apply to Mr. Lee);

•

Company-paid health benefits coverage for Executive and his or her dependents and life and disability insurance coverage for Executive for one year after the termination date (in the case of Mr. Lee, until the earlier of

November 30, 2020 and the first anniversary of the termination date), unless covered by another group health plan or group disability plan; and
•	Full accelerated vesting of all outstanding stock options held by the Executive on the termination dates.

Definitions

“Cause” under the Lee Employment Agreement, Fanger Employment Agreement and Guidroz Employment Agreement means:

i.

Failure to Perform Duties. If the Executive neglects to perform the material duties of his or her employment in a professional and businesslike manner after having received written notice specifying such failure to perform and after the expiration of a period providing a reasonable opportunity to perform such duties.

ii.	Willful Breach. If the Executive willfully commits a material breach of the Executive Employment Agreement or a material willful breach of his or her fiduciary duty to our Company.
iii.

Wrongful Acts. If the Executive is convicted of a felony involving acts of moral turpitude or commits fraud, misrepresentation, embezzlement or other acts of material misconduct against our Company (including violating or condoning the violation of any material rules or regulations of gaming authorities which could have a material adverse effect on us).

iv.	Disability. If the Executive is physically or mentally disabled from the performance of a major portion of his or her duties for a continuous period of 120 days or greater.
v.

Failure To Be Licensed. If the Executive fails to be licensed in all jurisdictions in which we or our subsidiaries have gaming facilities by the required date, or if any of such licenses are revoked or suspended.

vi.	Executive dies.

“Good Reason” means:

i.

Guidroz Employment Agreement.  “Good Reason” means a material breach of the Executive Employment Agreement by us (including any material reduction in the compensation, authority or duties of the Executive in which the Executive no longer holds her title of a publicly-held company), or in which she can no longer maintain an office at our operations in Rising Sun, Indiana or at her residential home, (in each case, without her consent), and if we fail to remedy such breach within thirty days after written notice.

ii.

Lee Employment Agreement.  “Good Reason” means (a) a material breach of the agreement by us (including any material reduction in Mr. Lee’s authority or duties), or any relocation of Mr. Lee’s principal place of business outside the greater Las Vegas metropolitan areas (without his consent) and our failure to remedy such breach within thirty days after written notice; (b) a termination of employment by Mr. Lee for any reason within six months following a change in control or (c) a termination of employment by Mr. Lee for any reason within thirty days following a Board Stalemate. A “Board Stalemate” occurs if, during the term, (x) Mr. Lee nominates up to two existing Board members to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with our Bylaws) either of Mr. Lee’s nominees and (y) thereafter, Mr. Lee nominates himself to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with our Bylaws) Mr. Lee as Chairman.

iii.

Fanger Employment Agreement.  “Good Reason” means a material breach of the Executive Employment Agreement by us (including any material reduction in the compensation, authority or duties of the Executive in which the Executive no longer holds his title of a publicly-held company), or in which he can no longer maintain an office at our principal place of business in the greater Las Vegas metropolitan areas (without his consent), and if we fail to remedy such breach within thirty days after written notice.

“Change in Control” under the Lee Agreement means:

i.

the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offer or do not recommend such stockholders accept;

ii.

a change in the composition of the Board over a period of twelve months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors;

iii.	the sale, transfer or other disposition of all or substantially all of the assets of the Company;
iv.

any merger, consolidation or other similar Change in Control (or series of related transactions) involving the Company unless the holders of the majority of the total combined voting power of the securities of the Company outstanding immediately prior to such merger, consolidation or other transaction possess more than fifty percent (50%) of the total combined voting power of the securities of the surviving entity that are outstanding immediately after such merger, consolidation or other Change in Control; or

v.	the dissolution or liquidation of our Company.

Termination due to Death or Disability

Upon termination of employment of either Mr. Lee or Mr. Fanger due to death or disability, in addition to benefits under the life and long-term disability insurance policies, as applicable, he will be entitled to accelerated vesting of all outstanding stock options held on the termination date that would have vested over the one-year period immediately following the termination date had the stock option continued to vest in accordance with its terms. In the case of Ms. Guidroz, all vested and outstanding stock options held by her on the termination date may be exercised, however, the unvested portion of each stock option will terminate.

Termination for Cause

Upon termination for Cause, each Executive will be entitled to exercise any vested options.

Each Executive’s right to receive the severance payments and benefits (either in connection with a Change in Control or outside the Change in Control context) described above is subject to the delivery of an effective mutual general release of claims. Each of the Executive Employment Agreements contains confidentiality, non-solicitation, non-hire and non-competition provisions. Upon a termination of the Executive’s employment for Cause or by the Executive without Good Reason, the non-competition and non-hire covenants will continue to apply for one year, subject to exceptions or conditions in the respective Executive Employment Agreement. Upon a termination of Executive’s employment for any reason (or after the term of the Executive Employment Agreement), the non-solicitation covenant will continue to apply for one year.

________________________________________

PROPOSAL TWO:

RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

________________________________________

The audit committee appoints, compensates and oversees our independent registered public accounting firm. The audit committee engages in a comprehensive evaluation of the independent registered certified public accounting firm’s qualifications, performance and independence and considers the advisability and potential impact of selecting a different independent registered public accounting firm. The audit committee has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ended December 31, 2020. Deloitte has served as our independent registered public accounting firm since August 2019. In connection with the selection of Deloitte, the audit committee reviewed and negotiated the terms of the engagement letter entered into with Deloitte. This letter sets forth important terms regarding the scope of the engagement, associated fees, payment terms and responsibilities of each party.

The audit committee and our Board believe that the continued retention of Deloitte as our independent registered public accounting firm is both in our best interests and those of our stockholders. As such, we are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm for 2020. Although ratification is not required by our By-laws or otherwise, we are submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. The audit committee will consider the outcome of our stockholders’ vote in connection with the audit committee’s selection of our independent registered public accounting firm in the next fiscal year, but is not bound by the stockholders’ vote. Even if the selection is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of us and our stockholders.

Representatives of Deloitte are expected to attend the virtual annual meeting. Representatives will have an opportunity to make a statement if they desire to do so, and they plan to be available to respond to appropriate questions.

Audit and Non-Audit Fees

As discussed below, we retained Deloitte in August 2019 to perform independent audit services for the Company. No fees were paid to Deloitte for professional audit or other services in 2018. Prior to August 2019, Piercy Bowler Taylor & Kern (“PBTK”) provided independent audit and other services to the Company. The following table summarizes the fees for professional audit and other services rendered by Deloitte in 2019, and the fees for professional audit and other services rendered by PBTK in 2018.

(In Thousands)
	2019	2018
Audit fees(1)	$308,523	$307,023
Audit-related fees(2)	—	14,500
Tax fees	—	—
All other fees	—	—
Total	$308,523	$321,523

__________

(1)

These amounts represent fees in connection with the audit of the annual financial statements and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, along with regulatory reporting to state commissions, review of documents filed with the SEC and consents.

(2)	This amount represents fees related to PBTK’s audit of the Company’s 401(k) plan.

Change in Independent Auditor

On August 23, 2019, the audit committee of the Board of Directors of the Company, in consideration of our anticipated growth, approved the engagement of Deloitte as the new independent registered public accounting firm to perform independent audit services for the Company for the fiscal year ending December 31, 2019, effective as of such date. Deloitte is one of the largest public accounting firms and serves as the independent auditor for a large number of gaming companies.

Also, on August 23, 2019, the audit committee dismissed PBTK, with whom we had a long and satisfactory relationship, as the Company’s independent registered public accounting firm of the Company, effective as of such date. PBTK’s audit report on the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2018 and December 31, 2017, and through the subsequent interim period ended June 30, 2019, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2018 and December 31, 2017, and through the subsequent interim period ended June 30, 2019, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and PBTK on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PBTK, would have caused PBTK to make reference to the subject matter thereof in connection with its reports on the consolidated financial statements of the Company for such years, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended December 31, 2018 and December 31, 2017 and through the subsequent interim period as of June 30, 2019, neither the Company, nor any person acting on behalf of the Company, consulted Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of the audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, (iii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions), or (iv) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company provided PBTK with a copy of the Current Report on Form 8-K (the “Form 8-K”), which was later filed with the SEC on August 26, 2019, and requested that PBTK provide the Company with a letter addressed to the SEC stating whether or not PBTK agreed with the disclosure contained in the Form 8-K or, if not, stating the respects in which it did not agree. The Company received the requested letter from PBTK and a copy of PBTK’s letter was filed as Exhibit 16.1 to the Form 8-K.

Pre-Approval Policies and Procedures

The audit committee’s policy is to review and pre-approve any engagement of our independent auditors to provide any audit or permissible non-audit service to us. All of the services provided by our independent auditors during fiscal year 2019, as described above, were approved by our audit committee and the audit committee believes that the provision of these services is consistent with maintaining the auditors’ independence.

Audit Committee Report

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such report by reference.

The audit committee oversees Full House Resorts, Inc.’s financial reporting process. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls.

In fulfilling our oversight responsibilities, we reviewed and discussed the financial statements with management. In addition, we discussed with the independent auditors matters deemed significant by the independent auditors, including those matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board. The audit committee met at the end of each quarter with management and the independent auditors where we reviewed and approved the quarterly and annual filings.

The independent auditors also provided us with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We discussed with the independent auditors matters relating to their independence and considered whether their provision of non-audit services is compatible with maintaining their independence.

Based on our review with management and the independent auditors of Full House Resorts, Inc.’s audited consolidated financial statements and the independent auditors’ report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended that the audited consolidated financial statements be included in Full House Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Kathleen M. Marshall
Kenneth R. Adams
Bradley M. Tirpak

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2020.

________________________________________

PROPOSAL THREE:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

________________________________________

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which enacted Section 14A of the Exchange Act, requires that our stockholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Please read the section of this proxy statement titled “Executive Compensation” for details about our executive compensation programs, including information about the 2019 compensation of our named executive officers.

As described under the heading “Corporate Governance,” our compensation committee reviews and makes recommendations to the Board, as appropriate, regarding compensation to be paid to our executive officers and directors. Management provides recommendations to the compensation committee on the amount and type of executive compensation, as well as individual performance objectives for bonuses and incentive compensation. The compensation committee reviews these recommendations, along with information previously provided by an executive employment consultant, to formulate the committee’s recommendations to the Board. The compensation committee determines the achievement of financial and individual performance objectives, based upon which it approves the compensation of the CEO and recommends, for the Board’s approval, the compensation of our other named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation by voting for or against the following resolution (or by abstaining with respect to the resolution). Note that, in 2019, the compensation committee authorized a compensation study for our senior management team, including our CEO, CFO and General Counsel. The study noted that the base salaries of the CEO, CFO and General Counsel were below the market 25th percentile, between the median and the 75th percentile, and below the 25th percentile, respectively. Regarding total direct compensation, the study noted that such amounts for the CEO, CFO and General Counsel were all at or below the market 25th percentile.

RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table, other executive compensation tables and related narrative disclosures is hereby APPROVED.

The “Say on Pay” vote is advisory, and therefore not binding on us, the compensation committee or our Board. However, the compensation committee and our Board value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The approval of this proposal requires the number of votes cast in favor of this proposal to exceed the number of votes cast in opposition to this proposal.

OUR BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

________________________________________

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

________________________________________

The following table sets forth information as of the record date concerning the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;
•	each of our directors and named executive officers; and
•	all of our directors and executive officers as a group.

The address for each of our executive officers and directors is c/o Full House Resorts, Inc., 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135.

	Number of Shares of	Percentage
	Common Stock	of Class
Name of Beneficial Owner	Beneficially Owned(1)	Outstanding(1)
Named Executive Officers and Directors:
Kenneth R. Adams(2)	126,243	*
Carl G. Braunlich(2)	74,112	*
Lewis A. Fanger(3)	483,333	1.76%
Ellis Landau(2)	226,904	*
Daniel R. Lee(4)	2,536,280	8.96%
Kathleen M. Marshall(2)	50,112	*
Craig W. Thomas(2)	504,809	1.86%
Bradley M. Tirpak(2)	709,279	2.62%
Elaine L. Guidroz(5)	136,275	*
All Executive Officers and Directors as a Group (9 Persons)(6)	4,847,347	16.70%

Holding More than 5%:
GAMCO Investors, Inc.(7)	2,299,653	8.49%
Kennedy Capital Management, Inc.(8)	1,972,138	7.28%

__________

*Less than 1% of the outstanding shares of common stock.

(1)

Shares are considered beneficially owned, for purposes of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares the power to vote, to direct the voting of and/or dispose of or to direct the disposition of, such security, or if the person has a right to acquire beneficial ownership within 60 days of April 14, 2020, unless otherwise indicated in these footnotes. Any securities outstanding that are subject to options exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Unless otherwise indicated in the footnotes, each person or entity has sole voting and dispositive power with respect to the shares shown as beneficially owned. The percentages shown are based on 27,075,962 shares of common stock issued and outstanding as of April 14, 2020.

(2)

Includes (a) 25,158 shares which are subject to options that are currently exercisable and (b) except for Mr. Thomas, 8,650 shares which are subject to options that are exercisable within 60 days of April 14, 2020. Mr. Landau shares voting and dispositive power with respect to 54,276 shares with his spouse.

(3)

Includes (a) 75,000 shares owned by Mr. Fanger as of April 14, 2020, (b) 366,667 shares which are subject to options that are currently exercisable, and (c) 41,666 shares which are subject to options that are exercisable within 60 days of April 14, 2020.

(4)

Includes (a) 1,018,840 shares owned by Mr. Lee as of April 14, 2020, (b) 1,203,834 shares which are subject to options that are currently exercisable, (c) 20,000 shares which are subject to options that are exercisable within 60 days of April 14, 2020, (d) 132,945 shares beneficially owned by a subtrust for the benefit of Mr. Lee’s children, (e) 144,735 shares beneficially owned by a family trust for the benefit of Mr. Lee’s children, and (f) 15,926 shares beneficially owned by an account for the benefit of Mr. Lee’s daughter previously established pursuant to the Massachusetts Uniform Transfer to Minors Act. Mr. Lee has sole voting and dispositive power over these shares.

(5)

Includes (a) 15,444 shares directly owned by Ms. Guidroz as of April 14, 2020, (b) 608 shares beneficially owned that are held indirectly by Ms. Guidroz’s spouse, (c) 113,556 shares which are subject to options that are currently exercisable, and (d) 6,667 shares which are subject to options that are exercisable within 60 days of April 14, 2020. Ms. Guidroz shares voting and dispositive power with respect to 608 shares with her spouse.

(6)	This amount includes an aggregate of 1,946,588 shares issuable pursuant to options that vested or will vest within 60 days of April 14, 2020.
(7)

Based on information disclosed in a Schedule 13D/A, as filed with the SEC on January 2, 2019, by GAMCO Investors, Inc. et al. Among other entities listed in the Schedule 13D/A, Mario Gabelli directly or indirectly controls, or acts as chief investment officer for (i) GAMCO Asset Management Inc. (“GAMCO”), which beneficially owns 465,500 shares; (ii) Gabelli Funds, LLC (“Gabelli Funds”), which beneficially owns 716,428 shares; and (iii) Teton Advisors, Inc. (“Teton Advisors”), which beneficially owns 1,117,725 shares. As a result, Mr. Gabelli is deemed to have beneficial ownership of the shares beneficially owned by each of the foregoing entities. Each of Gabelli Funds, GAMCO and Teton Advisors has sole voting and dispositive power with respect to the shares they each beneficially own. The principal business address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.

(8)

Based on information disclosed in a Schedule 13G, as filed with the SEC on February 14, 2020, by Kennedy Capital Management, Inc. (“KCM”). The shares are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of KCM. KCM may be deemed to be the beneficial owners of the shares. KCM has sole voting and dispositive power with respect to all of the shares. The principal business address of KCM is 10829 Olive Boulevard, St. Louis, MO 63141.

________________________________________

OTHER MATTERS

________________________________________

Information Concerning Stockholder Proposals and Director Nominations

Proposals for Inclusion in the Proxy Statement. Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in the proxy statement for the 2021 annual meeting of stockholders should submit the proposal in writing to the Secretary, Full House Resorts, Inc., 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135. We must receive a proposal by December 24, 2020.

Proposals Not Included in the Proxy Statement and Nominations for Director.  Stockholder proposals not included in our proxy statement and stockholder nominations for director may be brought before an annual meeting of stockholders in accordance with the advance notice procedures described in our By-Laws. In general, notice must be received by the Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (i.e., June 11, 2021). For the 2021 annual meeting of stockholders, the Secretary must receive notice of the proposal on or after the close of business on February 11, 2021 and no later than the close of business on March 13, 2021. Stockholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in our By-Laws. If the annual meeting is not within 30 days in advance of the anniversary date of the prior year’s annual meeting or not within 70 days after the anniversary date of the prior year’s annual meeting, we must receive your notice no later than 10 days following the date of public disclosure of the annual meeting date. The notice must also meet all other requirements contained in Article I, Section 12 of our By-Laws.

Communications with the Board of Directors

Our Board believes it important that interested parties have the opportunity to communicate their concerns directly to our Board. Stockholders may contact or communicate with an individual director or our Board as a group, including the non-employee directors as a group, by addressing a letter to Full House Resorts, Inc., Attention: Board of Directors c/o Secretary, 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135. Each communication should specify the applicable addressee or addressees to be contacted. The Secretary will forward communications intended for the Board to the Chairman, or, if intended for an individual director, to that director.

Proxy Solicitation Costs

We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees or authorized agents may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies, and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents that are not affiliated with us to solicit proxies. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine in the future that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

List of Stockholders Entitled to Vote at the Annual Meeting

A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the virtual annual meeting for examination by any stockholder for any purpose germane to the meeting. The stockholder list will also be available during the virtual annual meeting for examination by any stockholder at www.virtualshareholdermeeting.com/FLL2020.

Householding

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, please contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

________________________________________

ANNEX 1:

GAAP TO NON-GAAP RECONCILIATIONS

________________________________________

We use Adjusted EBITDA as a measure of our performance. We utilize Adjusted Property EBITDA as the measure of segment profit in assessing performance and allocating resources at the reportable segment level. Adjusted EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, and non-cash stock-based compensation expense. Adjusted EBITDA information is presented solely as supplemental disclosure to measures reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”) because management believes this measure is (i) a widely used measure of operating performance in the gaming and hospitality industries and (ii) a principal basis for valuation of gaming and hospitality companies. In addition, a version of Adjusted EBITDA (known as Consolidated EBITDA) is utilized in the covenants within our indenture, although not necessarily defined in the same way as above. Adjusted EBITDA is not, however, a measure of financial performance or liquidity under GAAP. Accordingly, this measure should be considered supplemental and not a substitute for net income (loss) or cash flows as an indicator of the Company’s operating performance or liquidity.

The following table presents a reconciliation of net loss to Adjusted EBITDA:

(In Thousands)	For the Years Ended
	December 31,
	2019	2018	2017
Net loss	$(5,822)	$(4,371)	$(5,028)
Income tax expense (benefit)	80	476	(150)
Interest expense, net of amounts capitalized	10,728	10,306	10,856
Loss on extinguishment of debt	—	2,673	—
Adjustment to fair value of warrants	1,230	(1,671)	1,379
Other	—	13	—
Operating income	6,216	7,426	7,057
Preopening costs	—	274	—
Project development costs	1,037	843	284
Depreciation and amortization	8,331	8,397	8,602
Loss (gain) on disposal of assets, net	8	79	(1)
Stock-based compensation	348	632	525
Adjusted EBITDA	$15,940	$17,651	$16,467

The following tables present reconciliations of operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA:

For the Year Ended December 31, 2019
(In Thousands)
						Adjusted
						Property
	Operating	Depreciation	Loss on	Project		EBITDA and
	Income	and	Disposal	Development	Stock-Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$9,700	$3,454	$5	$—	$—	$13,159
Rising Star Casino Resort	(1,096)	2,426	—	—	—	1,330
Bronco Billy’s Casino and Hotel	1,297	1,700	3	—	—	3,000
Northern Nevada Casinos	2,562	599	—	—	—	3,161
	12,463	8,179	8	—	—	20,650
Other operations
Corporate	(6,247)	152	—	1,037	348	(4,710)
	$6,216	$8,331	$8	$1,037	$348	$15,940

For the Year Ended December 31, 2018
(In Thousands)
							Adjusted
							Property
	Operating	Depreciation	Loss on		Project		EBITDA and
	Income	and	Disposal of	Preopening	Development	Stock-Based	Adjusted
	(Loss)	Amortization	Assets	Costs	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$8,784	$3,341	$1	$—	$—	$—	$12,126
Rising Star Casino Resort	150	2,511	9	136	—	—	2,806
Bronco Billy’s Casino and Hotel	2,095	1,617	69	138	—	—	3,919
Northern Nevada Casinos	2,602	773	—	—	—	—	3,375
	13,631	8,242	79	274	—	—	22,226
Other operations
Corporate	(6,205)	155	—	—	843	632	(4,575)
	$7,426	$8,397	$79	$274	$843	$632	$17,651

For the Year Ended December 31, 2017
(In Thousands)
						Adjusted
			Loss			Property
	Operating	Depreciation	(Gain) on	Project		EBITDA and
	Income	and	Disposal	Development	Stock-Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$7,355	$3,370	$8	$—	$—	$10,733
Rising Star Casino Resort	181	2,497	—	—	—	2,678
Bronco Billy’s Casino and Hotel	2,889	1,875	(6)	—	—	4,758
Northern Nevada Casinos	2,029	766	(6)	—	—	2,789
	12,454	8,508	(4)	—	—	20,958
Other operations
Corporate	(5,397)	94	3	284	525	(4,491)
	$7,057	$8,602	$(1)	$284	$525	$16,467

Front of proxy card

FULL HOUSE RESORTS, INC. ATTN: LEWIS FANGER ONE SUMMERLIN 1980 FESTIVAL PLAZA DRIVE, SUITE 680 LAS VEGAS, NV 89135

VOTE BY INTERNET – www.proxyvote.com

Before the Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/FLL2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M.

Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,

NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [X]					KEEP THIS PORTION FOR YOUR RECORDS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.					DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR
each nominee listed on proposal 1.

1. Election of Directors
	Nominees	For	Against	Abstain
1A	Kenneth R. Adams	[]	[]	[]
1B	Carl G. Braunlich	[]	[]	[]	NOTE: Granting the proxies discretionary authority
1C	Lewis A. Fanger	[]	[]	[]	to vote upon any other unforeseen matters which are
1D	Daniel R. Lee	[]	[]	[]	properly brought before the meeting.
1E	Kathleen Marshall	[]	[]	[]
1F	Bradley M. Tirpak	[]	[]	[]

The Board of Directors recommends you vote "FOR"
proposals 2 and 3.		For	Against	Abstain
2. Ratification of the appointment of Deloitte &		[]	[]	[]
Touche LLP as independent registered public
accounting firm for 2020.

3. Advisory vote to approve the compensation of our []			[]	[]
named executive officers.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Back of proxy card

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

FULL HOUSE RESORTS, INC.
Annual Meeting of Stockholders
June 11, 2020 9:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kenneth R. Adams, Daniel R. Lee and Bradley M. Tirpak, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of FULL HOUSE RESORTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM Pacific
Time, on June 11, 2020, via a live webcast at www.virtualshareholdermeeting.com/FLL2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and according to the discretion of the proxy holders on any other matter that may properly come before the meeting.

Continued and to be signed on reverse side